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                                                                    EXHIBIT 4.31



       AMENDMENT TO AGREEMENT BETWEEN ENACT PHARMA PLC AND CHIMAERON LTD
                              DATED 1ST APRIL 2000.



1st December 2001

The paragraph referring to Consultant's Fees shall be amended to read "The fee is at present L90,000 per annum exclusive of VAT, or such other rate as may be agreed from time to time payable monthly in arrears by bank credit transfer. This agreement shall be terminable by either party giving to the other not less than six months' prior written notice."



Signed for both Parties by:




/s/ signature to come                           /s/ M.A. Atkinson
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for and on behalf of                            for and on behalf of
ENACT PHARMA PLC                                CHIMAERON LTD